Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CALLAWAY GOLF COMPANY

Callaway Golf Company (the “Corporation”), a corporation organized and existing under the law of the State of Delaware, hereby certifies as follows:

1.    That the name of the Corporation is Callaway Golf Company. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on May 7, 1999.

2.    That the Corporation’s Board of Directors duly adopted resolutions approving the following amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”), declaring such Amendment to be advisable and calling for the stockholders of the Corporation to approve such Amendment.

3.    The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the GCL by the required vote of the stockholders of the Corporation at the 2021 Annual Meeting of Stockholders of the Corporation.

4.    That Article IV, Section 1 of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“SECTION 1. Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is Three Hundred Sixty-Three million (363,000,000), of which Three Hundred Sixty million (360,000,000) shares shall be common stock having a par value of $0.01 per share (the “Common Stock”), and Three million (3,000,000) shares shall be preferred stock having a par value of $0.01 per share (the “Preferred Stock”). Of the authorized shares of Preferred Stock, Two Hundred Forty Thousand (240,000) shares shall be designated Series A Junior Participating Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”).”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer this 19th day of May, 2021.

By:	/s/ Sarah E. Kim
Name:	Sarah E. Kim
Title:	Vice President, General Counsel and Corporate Secretary